Exhibit 10.19

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 16th day of November, 2011, among Riverview Financial Corporation (“Corporation”), with principal offices at 3rd and Market Streets Halifax, PA 17032, Riverview National Bank (“Bank”) with principal offices at 101 Lincoln Street, Marysville, Pennsylvania, 17053, and ROBERT M. GARST, a Pennsylvania resident residing at 167 Timber Ridge Road, Hummelstown, Pennsylvania, 17036 (hereinafter referred to as “EXECUTIVE”).

WITNESSETH:

WHEREAS, the Bank is the wholly owned subsidiary of the Corporation;

WHEREAS, the Executive is the Chief Executive Officer of the Bank;

WHEREAS, the parties entered into an Amended and Restated Executive Employment Agreement which was effective upon the consolidation of First Perry Bancorp, Inc. and HNB Bancorp into the Corporation;

WHEREAS, the parties desire to amend and restate the Executive’s employment agreement to incorporate recent Internal Revenue Code of 1986, as amended (“Code”) Section 409A guidance; and

NOW THEREFORE, in consideration of the mutual covenants set forth below and other valuable consideration and intending to be legally bound, the parties agree as follows:

I. TERM OF EMPLOYMENT

1.                                    The Bank hereby employs the Executive as Chief Executive Officer as set forth below, and the Executive hereby accepts this employment and agrees to render such services to the Bank on the terms and conditions as set forth in this Agreement. This Agreement shall be for a three (3) year period (the “Employment Period”) beginning November 16, 2011, and if not previously terminated pursuant to the terms of this Agreement, shall end three years later (the “Initial Term”). The employment Period shall be extended automatically for one (1) additional year on the anniversary date of this Agreement (“Renewal Date”) and then on each anniversary of the Renewal Date of this Agreement thereafter, unless the Bank or the Executive gives contrary written notice to the other ninety (90) days prior to the anniversary date so that upon such anniversary of the Renewal Date if notice had not been previously given as provided in this Section I.1, the Employment Period shall continue for a three (3) year period thereafter. References in the Agreement to “Employment Period” shall refer to the initial Term of this Agreement and any extensions to the Initial Term. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section V of this Agreement.

2.                                    During the term of this Agreement the Executive shall perform such executive services for the Bank as are consistent with his title and as are assigned to him by the Bank’s Board of Directors.

3.                                    During the term of this Agreement, the Executive shall devote his best efforts, including such portion of his time and effort to the affairs and business of the Bank as he has customarily provided to this date.

4.                                    The services of the Executive shall be rendered principally in Pennsylvania, but he shall do such traveling on behalf of the Bank as may be reasonably required.

II. COMPENSATION

The Bank will compensate the Executive for the Executive’s services during the term of the Agreement at a minimum Annual Base Salary of $__________________ per year, payable at the same times as salaries are payable to other executive employees. The Bank may from time to time increase the Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section to reflect the increased amounts.

III.  PARTICIPATION IN RETIREMENT AND MEDICAL PLANS.

LIFE INSURANCE AND DISABILITY

1.                                    The Executive shall be entitled to participate in any employee benefit plan of the  Bank relating to pension, profit-sharing or other retirement benefits and health or medical  coverage or reimbursement plans that the Bank may adopt for the benefit of its employees.

2.                                    In the event the Executive suffers from a Disability as defined in Section III.3, he shall nevertheless continue to receive an amount equal to and no greater than 100% of his annual base salary, less amounts payable under any disability plan of the Bank, for the first three months of his disability. Thereafter, he shall only be entitled to any amount provided for in the Bank’s long-term disability policy in effect at the time of the payments determined therein.

3.                                    For purposes of this Agreement, “Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a  continuous period of not less than twelve (12) months. The Executive will be deemed disabled if  the Social Security Administration has determined that he is disabled or if a carrier of any group  disability insurance policy provided by the Bank or made available by the Bank to its employees  and covering the Executive determines that he is disabled provided that the policy’s definition of  disability complies with the definition of disability under Code Section 409A.

IV. ADDITIONAL COMPENSATION AND BENEFITS

1.                                    During the term of the Agreement, the Executive will be entitled to participate in and receive the benefits of any stock option, profit sharing, or other plan, benefit or privilege given to employees and executives of the Bank or its subsidiaries and affiliates which may come into existence hereafter, to the extent commensurate with his duties and responsibilities, as fixed by the Bank’s Board of Directors or any committee of such Board or of the Bank selected for such purpose.  To the extent the Executive is otherwise eligible and qualifies, he shall participate in and receive such benefits or privileges.  The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights or benefits to the Executive as compared with any other executive officer of the Bank.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section II.

2.                                    For services performed by the Executive under this Agreement, the Bank has established a bonus program for the Executive which is attached hereto as Exhibit A. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to the Executive provided for in this Agreement.

V.  TERMINATION

1.                                    In the event the Executive’s employment is terminated, the Executive’s right to compensation and other benefits under this agreement shall be as set forth hereinafter in this Section V. In the event the Executive is terminated in a manner which violates the provisions of this Agreement, as determined by a court of competent jurisdiction, the Bank shall reimburse the Executive for all reasonable costs, including attorney’s fees in challenging such termination. Such reimbursement shall be in addition to all rights to which the Executive is otherwise entitled under this Agreement.

2.                                    (a)  If within two years of a Change in Control of the Bank, as defined in 2(b), and without the Executive’s express written consent, there shall be:

(i)                                  an involuntary termination of the Executive without Cause as defined in Section V.7;

(ii)                              an assignment to the Executive of duties inconsistent with the Executive’s positions, duties, responsibilities and status with the Bank immediately prior to a Change in Control;

(iii)                          a change in the Executive’s reporting responsibilities, titles or offices in effect immediately prior to a Change in Control of the Bank, including any removal of the Executive from, or any failure to re-elect the Executive to any of such positions, except in connection with a termination for disability or retirement;

(iv)                          a reduction by the Bank in the Executive’s annual salary in effect immediately prior to a Change in Control or as the same may be increased from time to time; or

(v)                              the failure of the Bank to continue in effect any bonus, benefit or compensation plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating at the time of a Change in Control of the Bank, or the taking of any action by the Bank which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans;

then at the option of the Executive, the Executive shall within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, the Executive may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.

(b)  As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations, and guidance promulgated thereunder:

(i)(a) a merger, consolidation or division involving the Bank or its parent company, (b) a sale, exchange, transfer or other disposition of substantially all of the assets of the Bank, or (c) a purchase by the Bank of substantially all of the assets of other entity, unless such merger, consolidation, sale, purchase or disposition is approved in advance by a majority of the members of the Board of Directors and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of the Bank; or

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Bank or any “person” who on the date hereof is a director or officer of the Bank is or becomes the “beneficial owner” (as defined in Rule I3d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or its parent company representing thirty five (35%) percent or more of the combined voting power of the Bank’s or its parent company’s then outstanding securities; or

(iii) during any period of one (1) year during the term of the Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

3.                                    In the event that the Executive delivers a Notice of Termination (as defined in Section V.2 of this Agreement) to the Bank, the Executive shall be entitled to receive the compensation and benefits set forth below:

If a “Change in Control” (as defined in Section 2(b) of this Agreement) has also occurred, the Bank shall pay the Executive an amount equal to 3.0 times the Executive’s Annual Compensation minus applicable taxes and withholdings, payable in twenty-four (24) equal monthly installments beginning within thirty (30) days of the Executive’s separation of service as defined in Code Section 409A. For purposes of this paragraph, Annual Compensation shall be defined as the Executive’s Annual Base Salary plus the highest bonus received within the previous two years plus the amount which the Bank pays for employee benefits (including automobile allowance) for the Executive for a one year period. In addition, the Bank shall transfer and deliver the title to the Bank automobile which the Executive uses at the time of the Change in Control into the Executive’s name, such that the automobile shall upon the Change in Control become the property of the Executive.

In the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, the Bank will pay to the Executive an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or Excise Tax on such Gross-up Payment) will be equal to the amount of the Excise Tax.

4.                                    If the Executive’s employment with the Bank is terminated by the Bank for any reason other than Cause as defined in Section V.7, then the Executive shall be entitled to an amount equal to 3.0 times the Executive’s Annual Compensation minus applicable taxes and withholdings payable in twenty-four (24) equal monthly installments beginning within thirty (30) days of the Executive’s separation of service as defined in Code Section 409A. For purposes of this paragraph, Annual Compensation shall be defined as the Executive’s Annual Base Salary plus the highest bonus received within the previous two years plus the amount which the Bank pays for employee benefits (including automobile allowance) for the Executive for a one year period. In addition, the Bank shall transfer and deliver the title to the Bank automobile which the Executive uses at the time of the termination into the Executive’s name, such that the automobile shall upon the termination become the property of the Executive.

5.                                    Any termination of the Executive’s employment by the Bank or by the Executive shall be communicated by written notice of termination to the other party by means of United States certified mail, return receipt requested, pursuant to Section V.3 of this Agreement. For purposes of this Agreement, a “notice of termination” shall (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specify a date of termination, which shall not be less than thirty nor more than ninety days after such notice of termination.

6.                                    The Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking employment or otherwise. The amount of payment or the benefit provided under this agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefit after the date of termination of employment.

7.                                    Termination for Cause. The Board of Directors of the Bank may terminate the Executive’s employment at any time for cause. For purposes of this agreement “Cause” includes,

(a)                               the Executive’s willful failure to perform or to comply with any term or provision of this Agreement after written notice and a failure to cure within thirty (30) days of such notice; or

(b)                              the Executive’s willful failure to perform or to comply fully with any lawful directive of the Bank’s Board of Directors or of any duly constituted committee thereof after written notice and a failure to cure within thirty (30) days of such notice; or

(c)                               the Executive’s removal from office or permanently prohibited from participating in the conduct of the Bank’s affairs by a final order issued by an appropriate federal banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act or by the Comptroller of the Currency pursuant to federal law.

8.                                    In the event that the Executive is terminated for “Cause” as defined in Section V.7, all obligations of the Bank under this Agreement shall terminate.

9.                                    In the event that this Agreement is not renewed under Section I and Executive is terminated within one year of the expiration of the Employment Period, then such termination shall be considered a termination without cause and the provisions of paragraph V.4 shall apply.

VI. MISCELLANEOUS

1.                                    Notwithstanding any other provision contained in this agreement, the payment or obligation to pay monies or granting of any rights or privileges to the Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive now has under any plan or benefit presently outstanding.

2.                                    This Agreement may not be modified, changed, amended, extended, or altered except in writing signed by the Executive or by his duly authorized representative, and by a duly authorized officer of the Bank.

3. All notices given or required to be given shall be in writing, sent by United States certified mail, return receipt requested, postage prepaid, to the Executive (or to the Executive’s spouse or estate upon the Executive’s death) at the Executive’s last known address, and to the Bank at its principal office. All such notices shall be effective when deposited in the mail in the manner specified in this Section VI.3. Either party by written notice may change or designate the place for receipt of all such notices.

4.                                    This Agreement amends and supersedes all previous employment agreements between the Executive, the Corporation, and the Bank or their predecessors.

VII. SUCCESSORS

1.                                    This Agreement shall inure to the benefit of and be binding upon the Executive, and, to the extent applicable, his heirs, assigns, executors, and personal representatives and the Bank, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Bank’s assets and business, or with or into which the Bank may be consolidated or merged. This provision shall apply in the event of any subsequent merger, consolidation, or transfer.

2.                                    This Agreement is personal to each of the parties and neither party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party.

VIII. APPLICABLE LAW

This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Pennsylvania, except to the extent that such law may be preempted by applicable federal law, in which event this Agreement shall be governed and interpreted by and under federal law.

IX. SEVERABILITY

If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions nevertheless shall continue in full force and effect.

X. ARBITRATION

Each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except the question of the Executive’s disability which is governed in Section III), are to be submitted for resolution, in Marysville, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).

The Bank or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and the Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement.

XI. CODE SECTION 409A

1.                                    If when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Executive’s separation from service as defined in Code Section 409A for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

2.                                    Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

3.                                    The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

4. Notwithstanding the foregoing, no payment shall be made pursuant to Section VI unless such termination of employment is a “separation of service” as defined in Code Section 409A.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Attest:	Riverview Financial Corporation

/s/ Joseph D. Kerwin	By:	/s/ David W. Hoover

Riverview National Bank

/s/ Joseph D. Kerwin	By:	/s/ David W. Hoover

Witness:	Executive

/s/ Kirk D. Fox	By:	/s/ Robert M. Garst
Robert M. Garst